Exhibit 10.24

INDEPENDENCE REALTY TRUST, INC.

LONG TERM INCENTIVE PLAN

PERFORMANCE SHARE UNIT AWARD

GRANT AGREEMENT

To:  [_______________]

You have been granted a 20__ Performance Share Unit Award (the “Award”) pursuant to the Independence Realty Trust Long Term Incentive Plan (“Plan”).  This Performance Share Unit Award Grant Agreement (the “Grant Agreement”) sets forth the potential number of Performance Share Units (each, a “Unit”) that may vest and be redeemed under this Award and its terms and conditions.  The Award is contingent upon your acknowledgement and acceptance of the terms and conditions as set forth in this Grant Agreement and Plan.

Grant Date:
Target Number of Performance Share Units:

The actual number of Performance Share Units that may vest and be redeemed shall be determined according to the level of achievement of the performance targets (“Performance Targets”) established by the Committee (as defined in the Plan) and set forth in Appendix A hereto.

Nature of Units:

Each Unit represents the right to receive one share of Independence Realty Trust, Inc. (“IRT”) common stock or the cash equivalent based on Fair Market Value (as defined in the Plan) on the date of vesting, pursuant to the terms of this Agreement, and consistent with the provisions of the Plan, including any adjustment hereunder or thereunder, as applicable.  The Committee shall determine in its sole discretion at any time and from time to time through the date of vesting of the Unit whether any or all vested Units shall be redeemed with Shares or cash or any combination thereof.

Vesting:

The Performance Share Units awarded pursuant to the terms of this Grant Agreement, shall vest 50% upon achievement of the Performance Targets determined as of the last day of the three-year performance period (the “Performance Period”).  The Compensation Committee will make a determination on your satisfaction of Performance Targets within two months of the completion of the Performance Period (the “Determination Date”), which shall also be the initial vesting date of such Units.  The remaining 50% of the Performance Share Units shall vest on the first anniversary of the last day of the Performance Period.  In each case, except as otherwise provided herein, vesting is contingent upon your continued employment through the vesting date.  To the extent the Performance

Targets are not met, you will not vest in the Units.

The above notwithstanding:

(i) if your employment is terminated due to death, Disability, termination by IRT without Cause or resignation with Good Reason (each, as defined in the your Employment Agreement) (each, a “Qualified Termination”) prior to the conclusion of the Performance Period, then such performance period will be shortened to conclude on the last day of the calendar quarter immediately preceding the date of such Qualified Termination (a “Shortened Performance Period”).  In such event, the Compensation Committee will determine within two months after the date of such Qualified Termination the number of Performance Share Units earned, if any, for such Shortened Performance Period in accordance with the performance criteria established for such award.  Your earned Performance Share Units, if any, will vest as of the date that the Compensation Committee determines the achievement of such performance criteria and will not be subject to the additional time based vesting period.  The number of Performance Share Units vested shall be determined on a pro rata basis by multiplying the number of Performance Share Units earned by a fraction, the numerator is the number of days in the Shortened Performance Period and the denominator of which is the number of days in the original 3-year Performance Period.

(ii) if your employment is terminated due to a Qualified Termination after to the conclusion of the Performance Period, any then remaining time-based vesting period otherwise applicable to earned Performance Share Units will be waived as of the date of such termination.

The above-described special treatment upon a Qualifying Termination is conditioned on your (or, if the case of your death, your estate’s) execution of a general release of claims against IRT and its affiliates in a form prescribed by IRT and to such release becoming irrevocable within 60 days after such termination.  If this release requirement is not timely satisfied, all Units that would otherwise vest as a result of such termination will instead be forfeited and you (or your estate, as applicable) will have no further rights with respect thereto.

Vesting at Retirement

If your employment is terminated due to “Retirement” (as defined below) Performance Share Units shall vest in the following manner.

If your Retirement occurs during the Performance Period, the number of Performance Share Units vested shall be determined on a pro rata basis by multiplying the Performance Share Units earned in the Performance Period pursuant to Appendix A by a fraction, the numerator is the number of days from the beginning of the Performance Period to the date of your Retirement and the denominator of which is the total  number of days in the 3-year Performance Period.

If your Retirement occurs after the Performance Period, 100% of your Performance Share Units earned in the Performance Period shall vest upon Retirement.

The above notwithstanding in no event shall you vest in any Performance Share Units if the Performance Targets are not met.

For purposes of this section “Retirement” shall mean your voluntary separation of employment following satisfaction of the “Rule of 70.”  The Rule of 70 shall be satisfied upon (1) completion of at least fifteen (15) years of service with IRT or its related entities; (2) attainment of age 55 and (3) your combined age and service equals at least 70.  [Solely for purposes of clauses (1) and (3) above, RAIT Financial Trust will be deemed a “related entity” with respect to IRT.  ]You may separate upon Retirement subject to (i) your providing at least six (6) months’ advanced notice to IRT; and (ii) your consent to enter into non-compete, non-solicitation agreement with IRT (including related entities) for a period of up to three years; and (iii) your execution of a general release of claims against IRT and its affiliates in a form prescribed by IRT, which release must become irrevocable within 60 days following such Retirement.  Any or all of the above conditions (i) through (iii) may be waived or modified at the sole discretion of the Compensation Committee.

Performance Period:	Fiscal Years 20__, 20__ and 20__.

Voting/Dividend Rights:

Units will not have any voting rights.

Following the 3-year Performance Period, IRT shall establish a “Dividend Equivalent Account” with respect to those Performance Share Units that have been earned but which remain unvested. If any dividends are paid with respect to IRT’s common shares, you will receive a credit to your Performance Share Unit Award Dividend Account equal to the value of the cash dividends that would have been distributed if you held the number of IRT’s common shares represented by such unvested Units. (No credit shall be made with respect to Performance Share Units vesting at the end of the 3-year Performance Period.) On the same date that Shares are distributed in respect of such unvested Performance Share Units, a cash payment will be paid to you by IRT equal to the value of the aggregate amount of cash credited to your Dividend Equivalent Account for the corresponding number of common shares represented by such Performance Share Units. No interest shall accrue with respect to any cash amounts credited to your Dividend Equivalent Account. If any unvested Performance Share Units are forfeited for any reason prior to vesting, the aggregate amount credited to your Dividend Equivalent Account with respect to such unvested Performance Share Units shall also be forfeited and you shall not have any rights with respect to any such amounts.

Tax Liability and Payment of Taxes:

You acknowledge and agree that any income or other taxes due from you with respect to the Award issued pursuant to this Grant Agreement shall be your responsibility.  Unless otherwise determined by IRT, a portion of the Shares otherwise distributable in respect of your Units will be withheld to satisfy your tax obligations arising with respect to the vesting or issuance of such Shares.

Section 409A:

Notwithstanding any provision of the Plan, the delivery of Shares or cash hereunder may only be accelerated to the extent permitted by Section 409A.

To the extent any payment under this Award is conditioned on the effectiveness of a release of claims and the period you are afforded to consider the release spans two calendar years, payment will be made in the second calendar year.

Redemption:

Except as otherwise provided below, within 10 days following the vesting of any Unit, IRT shall deliver one Share in respect of that Unit; provided, however, that IRT, in its sole discretion, shall have the option to pay you the fair market value of the Share, which shall be measured as of the date when the right to the Share became vested, in lieu of delivery of the Share.

The above notwithstanding, in the event that the Units vest due to Retirement or a Qualifying Termination (other than due to your death) after you have meet the age and service requirements described in the definition of Retirement, Shares will be distributed in respect of 50% of any earned Units within two and one-half months following December 31, 20__[1] (to the extent not already distributed prior to such Retirement or Qualifying Termination) and in respect of the remaining 50% of any earned Units within 10 days of December 31, 20__.[2]

The Committee may condition delivery of Shares or cash, as applicable, upon the prior receipt from you of any undertakings which it may determine are required to assure that the Shares or cash, as applicable, are/is being issued in compliance with federal and state securities laws. The right to payment of any fractional shares shall be satisfied in cash, measured by the product of the fractional amount times the fair market value of a Share at the time of payment.

Transferability:	You may not transfer or assign the award for any reason, other than under your will or as required by intestate laws. Any attempted transfer or assignment will be null and void.
Restrictions on Resale:

By accepting this Grant Agreement, you agree to be bound by IRT’s policies regarding the transfer of the Shares and understand that there may be certain times during the year in which the you will be prohibited from selling, transferring, pledging, donating, assigning, mortgaging, or encumbering Shares.

Clawback:

In addition to, and not in limitation of, the forfeiture provisions of any clawback or recoupment policy adopted by IRT from time to time or in effect from time to time under applicable law or exchange listing rules, IRT may recover amounts paid to you pursuant to this Award to the extent that the Committee, following an appropriate investigation and consideration of all relevant circumstances, determines that you have engaged in fraud or willful misconduct that caused the requirement for a material accounting restatement of IRT’s financial statements due to material noncompliance with any financial reporting requirement (excluding any restatement due solely to a change in accounting rules).

[1]	The last day of the regular Performance Period
[2]	The first anniversary of the end of the regular Performance Period.

Miscellaneous:

As a condition of the granting of this Award, you agree, for yourself and your legal representatives and/or guardians, that this Grant Agreement shall be interpreted by the Board (or a committee thereof)

and that any such interpretation of the terms of this Grant Agreement and any determination made by the Board (or a committee thereof) pursuant to this Grant Agreement shall be final, binding and conclusive.  This Grant Agreement may be executed in counterparts.  This Grant Agreement and the Award granted hereunder shall be governed by Maryland Law.

This Grant Agreement and the Award granted hereunder are granted under and governed by the terms and conditions of the Plan, the provisions of which are incorporated herein by reference.  Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Grant Agreement can be found in the Plan.  Any inconsistency between this Grant Agreement and the Plan shall be resolved in favor of the Plan. You hereby acknowledge receipt of a copy of the Plan. The invalidity or unenforceability of any provisions of this Grant Agreement shall not affect the validity or enforceability of any other provision of this Grant Agreement, which shall remain in full force and effect.  In the event that any provision of this Grant Agreement or any word, phrase, clause, sentence, or other portion hereof (or omission thereof) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Grant Agreement as so modified legal and enforceable to the fullest extent permitted under applicable law.

BY SIGNING BELOW AND ACCEPTING THIS GRANT AGREEMENT AND THE AWARD GRANTED HEREUNDER, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED HEREIN AND IN THE PLAN.  YOU ALSO ACKNOWLEDGE RECEIPT OF THE PLAN.

Authorized Officer	Grantee

Appendix A

The actual number of Performance Share Units that may vest and be redeemed will be based on the attainment of relative Total Shareholder Return (“TSR”) hurdles over a three-year period, which include both share price appreciation and reinvestment of common stock dividends, as well as a subjective evaluation of your individual performance.

The actual number of Performance Share Units earned may range from 0% to 150% of target based on actual performance during the performance period.

Performance Criteria	Weighting	Threshold	Target	Maximum
Relative 3-year TSR	70%	30th Percentile = 50% of Target for this component	50th Percentile = 100% of Target for this component	75th Percentile = 150% of Target for this component
Subjective Criteria	30%	Determined in the sole discretion of the Compensation Committee (may range from 0 to 150% of Target for this component)

No Performance Shares Units will be earned for performance below threshold.  The number of Performance Share Units earned for performance outcomes between threshold and target, or target and maximum, will be determined by straight line interpolation.

Relative 3-year TSR

For purposes of determining the Company’s achievement against this metric, the Company’s TSR will be compared to the constituents of the FTSE NAREIT Apartment Index (the “Index”) over the performance period, using the relative percentile ranking approach for all constituents that are included in the Index over the full performance period.

Subjective Criteria

The number of Performance Share Units earned with respect to this portion of the award will be based on the Compensation Committee’s subjective evaluation of your performance over the applicable performance period.